Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-89814) pertaining to the Profit Sharing Plan of AEGON USA, Inc. of our report dated June 15, 2005, with respect to the financial statements and Supplemental Schedule of the AEGON USA, Inc. Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Des Moines, Iowa

June 24, 2005